Exhibit 4.9
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THIS WARRANT.
COMSCORE NETWORKS, INC.
WARRANT TO PURCHASE 36,127 SHARES
OF SERIES D PREFERRED STOCK
     THIS CERTIFIES THAT, for value received, SILICON VALLEY BANK and its assignees are entitled to subscribe for and purchase 36,127 shares of the fully paid and nonassessable Series D Preferred Stock (as adjusted pursuant to Section 4 hereof, the “Shares”) of COMSCORE NETWORKS, INC., a Delaware corporation (the “Company”), at the price $0.8996 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, (a) the term “Series Preferred” shall mean the Company’s presently authorized Series D Preferred Stock, and any stock into or for which such Series D Preferred Stock may hereafter be converted or exchanged, and after the automatic conversion of the Series D Preferred Stock to Common Stock shall mean the Company’s Common Stock, (b) the term “Date of Grant” shall mean July 31, 2002, and (c) the term “Other Warrants” shall mean any other warrants issued by the Company in connection with the transaction with respect to which this Warrant was issued, and any warrant issued upon transfer or partial exercise of or in lieu of this Warrant. The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.
     1. Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through the later of (i) ten (10) years after the Date of Grant or (ii) five (5) years after the closing of the Company’s Initial public offering of its Common Stock (“IPO”) effected pursuant to a Registration Statement on Form S-l (or its successor) filed under the Securities Act of 1933, as amended (the “Act”).
     2. Method of Exercise: Payment: Issuance of New Warrant. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by (a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-l duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a ''Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; or (b) exercise of the “net issuance” right provided for in Section 10.2 hereof. The person or persons in whose name(s) any certificate(s) representing shares of Series Preferred shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any with respect to which this Warrant shall not have been exercised shall also be issued to the holder hereof as soon as possible and in any event within such thirty-day period; provided, however, at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the holder of this Warrant, the Company shall use its best efforts to cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the holder exercising this Warrant) within the time period required to settle any trade made by the holder after exercise of this Warrant.
     3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Series Preferred to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of its Common Stock to provide for the conversion of the Series Preferred into Common Stock.
     4. Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
          (a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the holder of this Warrant shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Series Preferred theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such classification, change, merger or sale by a holder of the number of shares of Series Preferred then purchasable under this Warrant. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes, mergers and sales.
          (b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Series Preferred, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.
          (c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Series Preferred payable in Series Preferred, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Series Preferred outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Series Preferred outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Series Preferred (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Series Preferred (or Common Stock issuable upon conversion thereof) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.
          (d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares of Series Preferred purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.
          (e) Antidilution Rights. The other antidulation rights applicable to the Shares of Series Preferred purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the Date of Grant, a true and complete copy of which is attached hereto as Exhibit B (the “Charter”). Such antidilution rights shall not be restated, amended, modified or waived in any manner that is adverse to the holder hereof without such holder’s prior written consent, unless such amendment, modification or waiver affects such holder in the same manner as it affects other holders of only the Series Preferred. The Company shall promptly provide the holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

     5. Notice of Adjustments. Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to this holder of this Warrant. In addition, whenever the conversion price or conversion ratio of “the Series Preferred shall be adjusted, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Series Preferred after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant.
     6. Fractional Shares. No fractional shares of Series Preferred will be issued in connection, with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Series Preferred on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.
     7. Compliance with Act; Disposition of Warrant or Shares of Series Preferred.
          (a) Compliance with Act. The holder of this Warrant by acceptance hereof, agrees that this Warrant, and the shares of Series Preferred to be issued upon exercise hereof and any Common Stock issued upon conversion thereof are being acquired for investment and that such holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Series Preferred to be issued upon exercise hereof or any Common Stock issued upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable stats securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the shares of Series Preferred so purchased (and any shares of Common Stock issued upon conversion thereof) are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all shares of Series Preferred issued upon exercise of this Warrant and all shares of Common Stock issued upon conversion thereof (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING

WITH THE PROVISIONS OF SECTION 7 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”
     Said legend shall be removed by the Company, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with this issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:
               (1) The holder is aware of this Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.
               (2) The holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent as expressed herein.
               (3) The holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The holder is aware of the provisions of Rule 144 promulgated under the Act.
               (4) The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.
          (b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any shares of Series Preferred acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Series Preferred or Common Stock and indicating whether or not under the Act certificates for this Warrant or such shares of Series Preferred to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such shares of Series Preferred or Common Stock, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such shares of Series Preferred or Common Stock may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the shares of Series Preferred thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.
          (c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Series Preferred or Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, or (ii) to Silicon Valley Bancshares (holder’s parent company) or any affiliate of the holder if the holder is a corporation or a bank; provided, however, in any such transfer, (x) the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof, and (z) other than the transfer to Silicon Valley Bancshares the transferor shall give the Company prior written notice thereof in reasonable detail, including the name of the transferee and the extent of the rights and/or number of shares to be transferred. Subject to the provisions of this Section 7(c), upon receipt by holder of the executed Warrant, holder will transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to Silicon Valley Bancshares, holder’s parent company. Subject to the provisions of this Section 7(c) and upon providing Company with written notice, holder or Silicon Valley Bancshares may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to The Silicon Valley Bank Foundation.
     8. Rights as Shareholders; Information. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Series Preferred or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the holder of this Warrant such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution to the shareholders.
     9. Registration Rights. The Company grants registration rights to the holder of this Warrant for any Common Stock of the Company obtained upon conversion of the Series Preferred, comparable to the registration rights granted to the investors in that certain Second Amended and

Restated Investor Rights Agreement dated as of August 8, 2001, (the “Registration Rights Agreement”), with the following exceptions and clarifications:
               (1) The holder will have not have the right to demand registration, but can otherwise participate in any registration demanded by others other holders of at least a majority of the Registrable Securities (as defined in the Rights Agreement).
               (2) The holder will be subject to the same provisions regarding indemnification as contained in the Registration Rights Agreement.
               (3) The registration rights are freely assignable by the holder offers Warrant in connection with a permitted transfer of this Warrant or the Shares.
     10. Additional Rights.
     10.1 Acquisition Transactions. The Company shall provide the holder of this Warrant with at least twenty (20) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of.
     10.2 Right to Convert Warrant into Stock: Net Issuance.
          (a) Right to Convert. In addition to and without limiting the rights of the holder under the terms of this Warrant, the holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Series Preferred as provided in this Section 10.2 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Convened Warrant Shares"'), the Company shall deliver to the holder (without payment by the holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Series Preferred as is determined according to the following formula:

X	=	B — A Y

Where:	X	=	the number of shares of Series Preferred that shall be issued to holder

	Y	=	the fair market value of one share of Series Preferred

	A	=	the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)

B	=	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Convened Warrant Share)
     No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of Section 10 of this Warrant, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.
          (b) Method of Exercise. The Conversion Right may be exercised by the holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A-l or Exhibit A-2 hereto) specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10.2(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the holder hereof, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the Act (a “Public Offering”). Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date.
          (c) Determination of Fair Market Value. For purposes of this Section 10.2, “fair market value” of a share of Series Preferred (or Common Stock if the Series Preferred has been automatically converted into Common Stock) as of a particular date (the “Determination Date”) shall mean:
               (i) If the Conversion Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.
               (ii) If the Conversion Right is not exercised in connection with and contingent upon a Public Offering, then as follows:
          (A) If traded on securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible;

          (B) If traded on the Nasdaq Stock Market or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible; and
          (C) If there is no public market for the Common Stock, then fair marker value shall be determined in good faith by the board of directors of the Company.
In making a determination under clauses (A) or (B) above, if on the Determination Date, five trading days had not passed since the IPO, then the fair market value of the Common Stock shall be the average closing prices or closing bid prices, as applicable, for the shorter period beginning on and including the date of the IPO and ending on the trading day prior to the Determination Date (or if such period includes only one trading day the closing price or closing bid price, as applicable, for such trading day). If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.
     10.3 Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Series Preferred is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 10.2 above (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Series Preferred upon such expiration shall be determined pursuant to Section 10.2(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10.3, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.
     11. Representations and Warranties. The Company represents and warrants to the holder of this Warrant as follows:
          (a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.
          (b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.
          (c) The rights, preferences, privileges and restrictions granted to or imposed upon the Series Preferred and the holders thereof are as set forth in the Charter, and on the Date of Grant,

each share of the Series Preferred represented by this Warrant is convertible into one share of Common Stock.
          (d) The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable.
          (e) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contact or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.
          (f) There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.
          (g) The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully dilated basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), does not exceed 48,000,000 shares.
     12. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.
     13. Market Stand-off. The holder of this Warrant agrees to be bound by the “Market Stand-Off provision in Section 1(l) of the Rights Agreement.
     14. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.
     15. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Series Preferred issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.
     16. Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.
     17. Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.
     18. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.
     19. Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the holder hereof contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.
     20. Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.
     21. No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment
     22. Severability. The invalidity or unenforceability of any provision, of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.
     23. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
     24. Entire Agreement: Modification. This Warrant constitutes the entire agreement between the parries pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

     The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

COMSCORE NETWORKS, INC.

By:	/s/ James A. Powers

Title:	General Counsel & Corporate Secretary

Address:

11465 Sunset Hills Road
Suite 200
Reston, VA 20190

EXHIBIT A-1
NOTICE OF EXERCISE
To: COMSCORE NETWORKS, INC. (the “Company”)
1.	The undersigned hereby:

☐	elects to purchase shares of [Series Preferred Stock] [Common Stock] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐	elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to Shares of [Series Preferred Stock] [Common Stock].
     2. Please issue a certificate or certificates representing                      shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)
     3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

EXHIBIT A-2
NOTICE OF EXERCISE
To: COMSCORE NETWORKS, INC. (the “Company”)
     1. Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S                     , filed                     , 200  , the undersigned hereby:
     ☐ elects to purchase                     shares of [Series Preferred Stock] [Common Stock] of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or
     ☐ elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to                      Shares of [Series Preferred Stock] [Common Stock].
     2. Please deliver to the custodian for the selling shareholders a stock certificate representing such                     shares.
     3. The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $                     or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

EXHIBIT B
CHARTER

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF COMSCORE NETWORKS, INC.
a Delaware corporation
(Originally incorporated on August 18, 1999)
     comScore Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
     1. The name of the corporation is comScore Networks, Inc., originally incorporated as comScore, inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 18, 1999.
     2. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the corporation and by the stockholders of the corporation pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware (“Delaware Law”). Approval of this amendment and restatement was approved by a written consent signed by the stockholders of the corporation pursuant to Section 228 of the Delaware Law.
     3. The restatement herein set forth has been duly adopted pursuant to Section 245 of the Delaware Law. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the corporation’s Certificate of Incorporation.
     4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of this Corporation is comScore Networks, Inc.
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19081. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV
     A. Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Forty Eight Million Six Hundred Seventy Three Thousand One Hundred Twenty Four (148,673,124) shares. One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.001 per share, and Forty Eight Million Six Hundred Seventy Three Thousand One Hundred Twenty Four (48,673,124) shares shall be Preferred Stock, par value $0.001 per share, of which Nine Million One Hundred Eighty Seven Thousand Five Hundred (9,187,500) shares, par value $0.001 per share, shall be designated “Series A Preferred,” Three Million Five Hundred Thirty Five Thousand Three Hundred Eighty Six (3,535,386) shares, par value $0.001 per share, shall be designated “Series B Preferred,” Thirteen Million Three Hundred Fifty Five Thousand Fifty Two (13,355,052) shares, par value $0.001 per share, shall be designated “Series C Preferred,” Three Hundred Fifty Seven Thousand One Hundred Forty Four (357,144) shares, par value $0.001 per share, shall be designated “Series C-1 Preferred” and Twenty Two Million Two Hundred Thirty Eight Thousand Forty Two (22,238,042) shares, par value $0.001 per share, shall be designated “Series D Preferred.”
     The Board of Directors is further authorized to decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     B. Rights, Preferences, Privileges and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred (collectively, the “Preferred”) are as set forth below in this Article IV(B).
          1. Dividend Provisions. The holders of shares of Series D Preferred shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on any other class of capital stock of this Corporation, at the rate of eight percent (8%) of the Original Series D Issue Price (as defined below, and as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) per share per annum. Following the payment of any dividends to the holders of shares of Series D Preferred, the holders of shares of Preferred (other than the Series D Preferred) shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of this Corporation, at the rate of eight percent (8%) of such series’ respective Original Issue Price (as defined below, and as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares). Such dividends shall not be cumulative and shall be paid only when, if and as declared by the Board of Directors of the Corporation. No dividend shall be paid on shares of a series of Preferred (other than the Series D Preferred) in any fiscal year unless the holders of shares of each other series of Preferred (other than the Series D Preferred) participate in such dividend, pro rata among the holders thereof based upon the full dividend amount to which they are entitled. No dividend shall be paid on shares of Common Stock in any fiscal year unless (i) the aforementioned preferential dividends of the Preferred shall have been paid in full and (ii) the holders of Preferred participate in any such dividend on the Common Stock on a pro rata basis in proportion to the number of shares of Common Stock held of record by each such holder of Preferred (assuming the conversion of all Preferred into Common Stock).
          2. Liquidation Preference.
               a. Primary Distribution. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, each holder of Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other class of capital stock of this Corporation by reason of their ownership thereof, including the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Common Stock, an amount equal to the sum of (x) $0.8996 (the “Original Series D Issue Price”) for each share of Series D Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidation, or splits with respect to such shares), (y) all declared but unpaid dividends on such shares and (z) an amount equal to 25 percent (which amount shall be pro-rated for any partial year and computed with respect to any share from the date such share was first issued) of the Original Series D Issue Price compounded annually in respect of each share of the Series D Preferred held of record by such holder (as adjusted for any stock dividend, stock distributions, combinations, consolidations or splits with respect to such shares) (the “Liquidation Increment”); provided, however, that in no event shall any holder of Series D Preferred receive an amount per share in excess of 2.5 times the Original Series D Issue Price (as adjusted for any stock dividends, stock distributions, combinations, consolidations, or splits with respect to such shares) in preference to the holders of other classes of Preferred Stock.
               b. Secondary Distribution. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, (i) after the full distribution of all amounts set forth in Section 2(a) above, each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (x) $1.00 (the “Original Series A Issue Price”) for each share of Series A Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, (ii) after the full distribution of all amounts set forth in Section 2(a) above, each holder of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (x) $4.90 (the “Original Series B Issue Price”) for each share of Series B Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, (iii) after the full distribution of all amounts set forth in Section 2(a) above, each holder of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (x) $2.2692 (the “Original Series C Issue Price”) for each share of Series C Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares and (iv) after the full distribution of all amounts set forth in

Section 2(a) above, each holder of Series C-1 Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (x) $1.40 (the “Original Series C-1 Issue Price”) for each share of Series C-1 Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares. For purposes of this Section, the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price, and Original Series C-1 Issue Price are each an “Original Issue Price.” If upon the occurrence of such event, the assets and funds of the Corporation legally available for distribution shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed first to the holders of the Series D Preferred as set forth in Section 2(a) above (ratably in proportion to the preferential amount each such holder is otherwise entitled to receive) and thereafter ratably among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series C-1 Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.
               c. Tertiary Distribution. Subject to Section 2(d) below, upon the completion of the distribution required by Section 2(a)-(b), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Preferred and Common Stock of record on a pro rata basis in proportion to the number of shares of Common Stock held of record by each (assuming for the purposes hereof conversion of all Preferred into Common Stock).
               d. Maximum Liquidation Amount. No Preferred holder shall receive, pursuant to the operation of Sections 2(a)-2(d), with respect to any series of Preferred held by such holder, an amount greater than the Maximum Liquidation Amount (as defined below) applicable to such series. Once holders of a series of Preferred have received, pursuant to the operation of Sections 2(a)-(c) above, with respect to such series of Preferred, the Maximum Liquidation Amount applicable to such series, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Preferred (other than any series of Preferred the holders of which have received their Maximum Liquidation Amount) and Common Stock of record on a pro rata basis in proportion to the number of shares of Common Stock held of record by each (assuming for purposes hereof conversion of all Preferred into Common Stock). Following such time as all holders of Preferred have received, pursuant to the operation of Sections 2(a)-2(c) above, the Maximum Liquidation Amount (as defined below) for their respective shares of Preferred, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the result obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding. For purposes of this Section 2(d), the “Maximum Liquidation Amount” for each share of Series A Preferred shall mean 2.5 times the Original Series A Issue Price, the “Maximum Liquidation Amount” for each share of Series B Preferred shall mean 2.5 times the Original Series B Issue Price, the “Maximum Liquidation Amount” for each share of Series C Preferred shall mean 2.5 times the Original Series C Issue Price, the “Maximum Liquidation

Amount” for each share of Series C-1 Preferred shall mean 2.5 times the Original Series C-1 Issue Price and the “Maximum Liquidation Amount” for each share of Series D Preferred shall mean 2.5 times the Original Series D Issue Price, each as adjusted in the manner contemplated by clauses (i) and (ii) of Section 3(d) hereof.
               e. Notwithstanding anything in this Section 2 to the contrary, if a holder of Preferred would receive a greater liquidation amount than such holder is entitled to receive pursuant to subsections 2(a)-(d) by converting such shares of Preferred into shares of Common Stock, then such holder shall not receive any amounts under subsection 2(a)-(b), but shall be treated for purposes of this Section 2 as though they had converted into shares of Common Stock, whether or not such holders had elected to so convert.
               f. Definition of Liquidation Event; Notice.
                    (i) Each of the following events shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2: (i) a consolidation or merger of the Corporation with or into any other corporation or corporations (or entity or entities) (unless the Corporation’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold at least a majority of the voting power of the surviving or successor entity to the business and assets of the corporation (solely in respect of their equity interests in the Corporation before the transaction)); (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation (other than a pledge of assets or grant of security interest therein to a commercial lender or similar entity in connection with commercial lending or similar transactions) (unless the Corporation’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold at least a majority of the voting power of the surviving entity or successor to the business and assets of the Corporation (solely in respect of their equity interests in the Corporation before the transaction)); or (iii) the effectuation of a transaction or series of related transactions in which at least a majority of the Corporation’s then outstanding voting power is transferred to another entity.
                    (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
                         (A) Securities not subject to an exchange ratio specified in a definitive merger or acquisition agreement, or to any investment letter or other similar restrictions on free marketability shall be valued as follows: (1) if traded on a securities exchange or through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending three (3) days prior to the closing; (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.
                         (B) Securities subject to an exchange ratio specified in a definitive merger or acquisition agreement or to any investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.
                    (iii) The Corporation shall give each holder of record of Preferred written notice of any such impending transaction not later than twenty (20) days prior to the earlier of the stockholder meeting called to approve such transaction or the closing of such transaction, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 2, and the amounts anticipated to be distributed to holders of each outstanding class of capital stock of the Corporation pursuant to this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of each series of Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of the then outstanding shares of such series of Preferred.
                    (iv) In the event the requirements of subsection 2(d)(iii) are not complied with, this Corporation shall forthwith either:
                         (A) cause such closing to be postponed until such time as the requirements of subsection 2(d)(iii) have been complied with; or
                         (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iii).
          3. Conversion. The holders of Preferred shall have conversion rights as follows (the “Conversion Rights”):
               a. Right to Convert. Each share of Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) in the case of the Series A Preferred, the Original Series A Issue Price in respect of such share by the Series A Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (ii) in the case of the Series B Preferred, the Original Series B Issue Price in respect of such share by the Series B Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (iii) in the case of the Series C Preferred, the Original Series C Issue Price in respect of such share by the Series C Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (iv) in the case of the Series C-1 Preferred, the Original

Series C-1 Issue Price in respect of such share by the Series C-1 Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion and (v) in the case of the Series D Preferred, the Original Series D Issue Price in respect of such share by the Series D Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion (the result of this calculation in Section 3(a)(v) is referred to herein as the “Series D Conversion Rate”). Assuming the issuance of 21,564,020 shares of Series D Preferred at a per share price of $0.8996, at the close of business on the date such issuance is completed, the Series A Conversion Price per share shall be $0.97; the Series B Conversion Price per share shall be $3.10, the Series C Conversion Price per share shall be $1.82, the Series C-1 Conversion price per share shall be the Original Series C-1 Issue Price, and the Series D Conversion Price per share shall be the Original Series D Issue Price; provided, however, that in each case such Conversion Price shall be subject to adjustment as set forth below (the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price are individually or collectively referred to herein as the “Conversion Price”).
               b. Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred immediately upon the earlier of (i) except as provided below in the last sentence of subsection 3(c), the Corporation’s sale of its Common Stock in an underwritten public offering pursuant to a Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), conducted by a nationally recognized reputable underwriter in which (x) the per share public offering price as shown on the cover page of the final prospectus relating to such offering (prior to underwriter discounts, commissions, concessions and expenses) (the “Prospectus Price”) is equal to or exceeds 3 times the Original Series D Issue Price (as adjusted for any stock dividend, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) the gross proceeds to the Corporation are in excess of $25,000,000 (a “Qualified IPO”), or (ii) the date specified by written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred, each voting separately as a class (except for the Series C Preferred and the Series C-1 Preferred which shall vote together as a class); provided, that, a supermajority two-thirds (2/3) vote of the Series D Preferred shall be required to convert the Series D Preferred under Section 3(b)(ii) unless, as a result of such conversion, only in connection with a public offering, one share of Series D Preferred converts directly or indirectly into a share of Common Stock with a Prospectus Price that exceeds the Minimum Amount. For purposes hereof, the “Minimum Amount” means the lesser of (A) 2.0 times the Original Series D Issue Price (as adjusted for any stock dividend, stock distributions, combinations, consolidations or splits with respect to such shares) and (B) the Original Series D Issue Price (as adjusted for any stock dividend, stock distributions, combinations, consolidations or splits with respect to such shares) plus the Liquidation Increment as of the date of such conversion.
               c. Mechanics of Conversion. Before any holder of Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.
          d. Conversion Price Adjustments of Preferred Stock for Certain Splits, Dividends and Combinations. The Conversion Price of the Preferred shall be subject to adjustment from time to time as follows:
                    (i) In the event that the Corporation should at any time or from time to time after the date upon which the first shares of Series D Preferred were issued (such date being the “Series D Original Issue Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of such series of Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.
                    (ii) In the event that the Corporation should at any time or from time to time after the Series D Original Issue Date fix a record date for the effectuation of a combination or reverse stock split of the outstanding shares of Common Stock, then, as of such record date (or the date of such combination or reverse stock split if no record date is fixed), the Conversion Price of such series of Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate shares of Common Stock outstanding.
          e. Other Distributions. In the event that the Corporation shall at any time or from time to time after the Series D Original Issue Date declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(i), then, in each such case for the purpose of this Section 3(e), the holders of the Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
          f. Recapitalizations. If at any time or from time to time after the Series D Original Issue Date there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2), provision shall be made so that the holders of the Preferred shall thereafter be entitled to receive upon conversion of the Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, which a holder of Common Stock deliverable upon conversion immediately prior to such recapitalization would have been entitled to receive on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred after the recapitalization to the extent that the provisions of this Section 3 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred) shall be applicable after that event as nearly equivalently as may be practicable.
          g. Adjustments to Conversion Price for Dilutive Issues.
                    (i) Special Definitions. For purposes of this Section 3(g), the following definitions shall apply:
                         (A) “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 3(g)(iii), deemed to be issued) by the Corporation after the Series D Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(g)(iii) herein, deemed to be issued:
                              (1) upon conversion of shares of the Preferred;
                              (2) to officers, directors or employees of, or consultants, contractors and advisors to, the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the Compensation Committee of the Board of Directors (or, in the absence of such a committee, then by the Board of Directors) for employees, officers, directors or consultants, contractors or advisors of the Corporation;
                              (3) as a dividend or distribution on the Preferred;
                              (4) in connection with any transaction for which adjustment is made pursuant to Sections 3(d)(i), 3(d)(ii), 3(e) or 3(f) hereof;
                              (5) to financial institutions, lessors or landlords in connection with commercial credit arrangements, debt financings, equipment lease financings, real property leases or similar transactions undertaken other than for equity financing purposes, or to other providers of goods, services, technology, distribution channels or marketing opportunities to the Corporation, pursuant to (i) instruments that are outstanding on the Series D Original Issue Date or (ii) arrangements approved by the Board of Directors, but not to exceed an aggregate of 885,201 shares of Common Stock issued, issuable or deemed to be issued (net of cancellations of unexercised options and repurchase of shares at cost upon termination of any relationship with the Corporation, as adjusted for stock splits, combinations, recapitalizations and the like and excluding any shares of Common Stock issued or issuable to DoubleClick, Inc. (“DoubleClick”) (or an affiliate, successor or designee thereof) in connection with a Master Alliance Agreement between Doubleclick and the Corporation) for arrangements approved by the Board of Directors;
                              (6) in connection with a Qualified IPO; or
                              (7) in connection with an acquisition by the Corporation, whether by merger, consolidation or purchase of assets, provided that such acquisition has been approved by a majority of the Board of Directors, which majority must include at least three of the four directors elected pursuant to Section 5(f) of this Article.
                         (B) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for Common Stock.
                         (C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
                    (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less then the applicable Conversion Price of such series of Preferred in effect on the date of, and immediately prior to, such issue.
                    (iii) Options and Convertible Securities. In the event that the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that, with respect to any series of Preferred, Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(g)(v) hereof) of such Additional Shares of Common would be less than the applicable Conversion Price of such series of Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in which Additional Shares of Common are deemed to be issued:
                         (A) no further adjustment in the applicable Conversion Price of a series of Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

                         (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price of a series of Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                         (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price of a series of Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
                              (1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
                              (2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
                         (D) no readjustment pursuant to clauses (1) or (2) above shall have the effect of increasing the Conversion Price for a series of Preferred to an amount which exceeds the lower of (i) (v) in the case of the Series A Preferred, the Original Series A Issue Price, (w) in the case of the Series B Preferred, the Original Series B Issue Price, (x) in the case of the Series C Preferred, the Original Series C Issue Price, (y) in the case of the Series C-1 Preferred, the Original Series C-1 Issue Price and (z) in the case of the Series D Preferred, the Original Series D Issue Price, or (ii) the applicable Conversion Price that would have resulted from other issuances of Additional Shares of Common after the Original Issue Date for such Series.
                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event that this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(g)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event such applicable Conversion

Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such applicable Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued and sold; provided, however, that, for the purposes of this Section 3(g)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 3(g)(iii), such Additional Shares of Common shall be deemed to be outstanding.
                    (v) Determination of Consideration. For purposes of this Section 3(g), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:
                         (A) Cash and Property. Such consideration shall:
                              (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
                              (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
                              (3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.
                         (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing:
                              (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              (2) the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3(g)(iii) hereof.
               h. Special Adjustment. In the event that the Corporation does not complete the acquisition of certain assets of Jupiter Media Metrix, Inc. (or any successor or affiliate thereof) (“JMXI”) by August 1, 2002 for the price of approximately $2 million (less any adjustments as provided in the asset purchase agreement to be entered into between the Corporation and JMXI, but in no event less than $1.25 million), then there shall be adjustments to the respective Conversion Price of the Series A Preferred to $0.94, the Series B Preferred to $3.01, the Series C Preferred to $1.77, the Series C-1 Preferred to $1.38 and the Series D Preferred to $0.83, respectively.
               i. No Impairment. Without obtaining the applicable approvals set forth in Section 5, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred against impairment.
               j. No Fractional Shares; Certificate as to Adjustment.
                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
                    (ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Preferred pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for the Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred held by such holder.
               k. Notices of Record Date. In the event of any taking by the Corporation of a record date for determining the holders of any class of securities who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred, at least twenty (20) days prior to the record date specified therein, a notice specifying the record date for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          l. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the then outstanding shares of the Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred, in addition to such other remedies as shall be available to the holder of such Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite Board of Directors and stockholder approval of any necessary amendment to this Sixth Amended and Restated Certificate of Incorporation.
          m. Notices. All notices and other communications required by the provisions of this Sixth Amended and Restated Certificate of Incorporation shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission (with written confirmation).
          4. Redemption.
               a. Preferred Redemption. Each share of Preferred shall be redeemable on or after June 6, 2006, to the extent the shares of Preferred have not been redeemed prior to such date and to the extent requested by any holder thereof.
               b. Redemption Price. The redemption price per share (the “Redemption Price”) shall be (i) in the case of the Series A Preferred, the Original Series A Issue Price plus all accrued and unpaid dividends on such share, (ii) in the case of the Series B Preferred, the Original Series B Issue Price plus all accrued and unpaid dividends on such share, (iii) in the case of the Series C Preferred, the Original Series C Issue Price plus all accrued and unpaid dividends on such share, (iv) in the case of the Series C-1 Preferred, the Original Series C-1 Issue Price plus all accrued and unpaid dividends on such share and (v) in the case of the Series D Preferred, the Original Series D Issue Price, plus the Liquidation Increment plus all accrued and unpaid dividends on such share; provided, however, that in no event shall any holder of Series D Preferred receive an amount per share in excess of 2.5 times the Original Series D Issue Price plus all accrued and unpaid dividends on such share in connection with such redemption. In the event insufficient funds are available to redeem all shares of Preferred entitled and electing to be redeemed pursuant to the preceding paragraph, this Corporation shall (i) first apply funds to the redemption of the Series D Preferred and (ii) after the full redemption of all shares of the Series D Preferred, then shall effect such redemption pro rata among the holders of the Preferred (other than the Series D Preferred)

based upon the aggregate Redemption Price of the shares held by such holder for which redemption has been requested.
               c. Notice of Redemption. Before any holder of Preferred shall be entitled to redeem the same, such holder shall give written notice to this Corporation at its principal corporate office and to all other holders of Preferred not earlier than June 6, 2006 and not later than June 6, 2006, of the election to redeem the same and shall state therein the number of shares of Preferred to be redeemed, the date fixed for such redemption (the “Redemption Date”), which date shall be not less than 30 nor more than 45 days after the date of such notice, and, in the event less than all of such holder’s shares of Preferred are to be redeemed, the name or names in which the certificate or certificates representing the shares not to be redeemed are to be issued. On or before the Redemption Date, the related holder of Preferred shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred. If less than all the shares represented by a share certificate are to be redeemed, the Corporation shall issue a new certificate or certificate representing the shares not redeemed. Upon proper notice and surrender, the redeeming holder shall be entitled to receive payment of the applicable Redemption Price for such shares in cash, by wire transfer or by bank-certified check on the Redemption Date. Notwithstanding the foregoing, in no event shall any redemption occur of any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series C-1 Preferred unless and until the holders of the Series D Preferred shall have redeemed or waived the right to redeem all shares of the Series D Preferred (which right will be deemed to be waived by a holder if such holder does not give the Corporation notice of redemption pursuant to this Section 4(c) before June 6, 2006).
               d. Status of Redeemed Preferred. From and after the Redemption Date for any shares of Preferred, all dividends on such shares shall cease to accrue and all rights of holders of such shares shall cease.
          5. Voting Rights.
               a. General Voting Rights. Each holder of shares of Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Preferred held by such holder could be converted, shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except otherwise expressly provided herein or as required by law) and shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law, this Corporation’s Sixth Amended and Restated Certificate of Incorporation or the provisions establishing any outstanding series of Preferred Stock, holders of shares of Preferred shall vote together with the holders of all outstanding shares of Common Stock as a single class.
               b. Required Class Vote. In addition to any other rights provided by law, for so long as at least Seven Hundred Fifty Thousand (750,000) shares of Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of each of the holders of not less than a majority of the voting power of the then outstanding shares of Preferred, voting as a single class, on an as-converted basis, purchase, redeem or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of capital stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from employees, consultants or service providers or former employees, consultants or service providers of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation under agreements entered into with persons in connection with their employment with or provision of services to the Corporation or pursuant to employee benefit plans; or
               c. Required Series Vote. In addition to any other rights provided by law, for so long as at least Seven Hundred Fifty Thousand (750,000) shares of a series of Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the voting power of the then outstanding shares of each such series of Preferred, each voting separately (except for the Series C Preferred and the Series C-1 Preferred which shall vote together as a class):
                    (i) authorize any action (including without limitation the amendment or repeal of any provision of, or the addition of any provision to, this Corporation’s Certificate of Incorporation or Bylaws), if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such series of Preferred;
                    (ii) increase or decrease the total number of authorized shares of the Preferred (or any such series thereof);
                    (iii) authorize a liquidation, dissolution, winding up, recapitalization or reorganization of the Corporation, or a sale, lease or other transfer of all or substantially all of the assets of the Corporation or a merger or consolidation of the Corporation if, as a result of such merger or consolidation, the stockholders of the Corporation shall own (by virtue of shares held in the Corporation) less than fifty percent (50%) of the voting securities of the surviving entity or shall not be entitled to elect a majority of the Board of Directors (or similar governing body) of the surviving entity; provided that this clause shall not apply to mergers for which the sole purpose is to change the Corporation’s jurisdiction of incorporation or a reorganization pursuant to the provisions of Section 251(g) of the Delaware General Corporation Law; or
                    (iv) authorize shares of any series or class of capital stock or any other security convertible into or exchangeable for shares of any series or class of capital stock which is senior to or on parity with such series of Preferred.
               d. Affected Series Vote. In addition to any other rights provided by law, for so long as at least Seven Hundred Fifty Thousand (750,000) shares of a series of Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the voting power of the then outstanding shares of each such series of Preferred so affected (the “Affected Series”), each voting separately (except for the Series C Preferred and the Series C-1 Preferred which shall vote together as a class), authorize any action (including without limitation the amendment or repeal of any provision of, or the addition of any provision to, this Corporation’s Amended and Restated Certificate of Incorporation or Bylaws), if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such Affected Series of Preferred; provided, however, that, subject to the automatic conversion provisions set forth in Section 3(b), the voting threshold required for a vote of the Series D Preferred pursuant to this subsection shall be a two-thirds (2/3) supermajority of the voting power of the then outstanding shares of the Series D Preferred unless, subject to the following sentence, such vote is taken (i) in connection with the creation or amendment of one or more management carveout, incentive or bonus pools or similar arrangements so long as such pools or arrangements are approved by the Corporation’s Board of Directors and the holders of a majority of Preferred Stock (on an as-converted to Common Stock basis) and are in connection with a liquidation event (as defined in Section 2(f) hereof) ) or in the good faith judgment of the Board of Directors are otherwise necessary for the retention of management, (ii) in connection with any action taken to approve (x) a convertible debt bridge financing in contemplation of an equity financing or an equity financing of the Corporation in which convertible debt bridge or equity financing the Corporation receives aggregate gross proceeds equal to or exceeding $5,000,000 in one closing or in a series of related closings that is approved by the Corporation’s Board of Directors, or (y) any liquidation event (as defined in Section 2(f) hereof) (provided that, with respect to (ii), such action does not affect the Series D Preferred disproportionately relative to the other series of Preferred). Notwithstanding anything contained in Section 5(d)(ii) (but subject to the automatic conversion provisions set forth in Section 3(b)), (A) without the vote of a two-thirds (2/3) supermajority of the voting power of the then outstanding shares of the Series D Preferred, in no event shall the liquidation preference per share of the Series D Preferred be reduced to below the Original Series D Issue Price (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares), (B) for purposes of determining whether an action affects the Series D Preferred disproportionately relative to the other series of Preferred, the liquidation preference of the Series D Preferred at any time of measurement shall include the accretion resulting from the Liquidation Increment (subject to the cap set forth in the proviso to Section 2(a)), compounded annually from the issue date (which amount shall be pro-rated for any partial year), and (C) without the vote of a two-thirds (2/3) supermajority of the voting power of the then outstanding shares of the Series D Preferred, no shares of Series D Preferred shall be required to be converted to Common Stock by virtue of the transactions described in Section 5(d)(ii) (except in connection with a voluntary conversion in accordance with Section 3(a)) unless the Series D Conversion Rate (as defined in Section 2(a)) with respect to the shares of Series D Preferr ed that are required to be converted shall be increased by an amount equal to 1.25 times the Series D Preferred Conversion Rate otherwise in effect per year, compounded annually from the Series D Original Issue Date through the date of such conversion (which amount shall be pro-rated for any partial year) (provided that the Series D Conversion Rate shall not be adjusted as a result of this Section 5(d)(C) to a number more the 2.5 times the Series D Conversion Rate otherwise in effect). For avoidance of doubt, (1) the following shall not be deemed to affect the Series D Preferred disproportionately relative to the other series of Preferred: the creation of a class or series of security having rights, preferences or privileges pari passu with or prior to the shares of any class of security of the Corporation, and (2) no adjustment to the conversion rates or Conversion Prices of any shares of any series of Preferred other than the Series D Preferred, or any antidilution adjustment to any series of Preferred other than the Series D Preferred, shall occur as a result of this Section 5(d).
               e. Series D Vote. For so long as at least Seven Hundred Fifty Thousand (750,000) shares of Series D Preferred shall be outstanding, the Corporation shall not declare or pay a dividend without the consent of two-thirds of the voting power of the then outstanding shares of Series D Preferred.
               f. Board Size. The authorized number of directors of the Corporation’s Board of Directors shall be determined as set forth in the Bylaws of the Corporation.
               g. Board of Directors Election. For so long as at least One Million (1,000,000) shares of Series A Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) remain outstanding, the holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect two (2) directors of the Corporation. For so long as at least One Million (1,000,000) shares of Series C Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) remain outstanding, the holders of the Series C Preferred, voting together as a separate class, shall be entitled to elect one (1) director of the Corporation. For so long as at least Seven Hundred Fifty Thousand (750,000) shares of Series D Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) remain outstanding, the holders of the Series D Preferred voting together as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of a majority of the Preferred and the Common Stock, voting together as a single class (with the Preferred voting on an as-converted basis), shall be entitled to elect the remaining number of directors authorized, if any.
          6. Status of Converted or Exchanged Preferred. In the event any shares of Preferred shall be converted pursuant to Section 3 or exchanged for another series of Preferred pursuant to a transaction authorized by a majority of the Board of Directors, the shares so converted or exchanged shall be canceled and shall not thereafter be issuable by the Corporation.
          7. Common Stock.
               a. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
               b. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

               c. Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law. Except as provided by law, this Corporation’s Sixth Amended and Restated Certificate of Incorporation or the provisions establishing any outstanding series of Preferred, holders of shares of Common Stock shall vote together with the holders of all outstanding shares of Preferred.
               d. Increase or Decrease in Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, irrespective of Section 242(b)(2) of the Delaware General Corporation Law.
ARTICLE V
     The Corporation is to have perpetual existence.
ARTICLE VI
     Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors may make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.
ARTICLE VII
     Elections of directors at an annual or special meeting need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE IX
     Subject to the provisions of Article IV, the Corporation may amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute. All rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X
     To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the corporations directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended.
     Any repeal or modification of the foregoing provisions of this Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.
ARTICLE XI
     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.
     Any repeal or modification of any of the foregoing provisions of this Article XI, by amendment of this Article XI or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.
* * *

     IN WITNESS WHEREOF, the undersigned has executed this certificate on June 6, 2002.

COMSCORE NETWORKS, INC.
By:	/s/ Magid Abraham
Magid Abraham,
President and Chief Executive Officer